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                                                                   Exhibit 23.10


                         INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in this amendment no. 1 to registration statement on Form S-3 (Registration No. 333-92593) of Citadel Communications Corporation, Citadel Broadcasting Company, CCC Capital Trust I and CCC Capital Trust II of our report dated December 6, 1999 on the combined balance sheet of Liggett Broadcast, Inc. as of December 31, 1998 and the related combined statements of operations, shareholder's equity and cash flows for the year then ended included in Citadel Communications Corporation's Current Report on Form 8-K dated December 10, 1999 and in Citadel Broadcasting Company's Current Report on Form 8-K dated December 10, 1999, and to the reference to our firm under the heading "Independent Auditors" in this registration statement.


                                       /s/ Andrews Hooper & Pavlik P.L.C.


Okemos, Michigan
January  10, 2000